Exhibit 99.1

ACHILLION REPORTS 2009 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

NEW HAVEN, CT, March 12, 2010 — Achillion Pharmaceuticals, Inc. (NASDAQ: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the three and twelve months ended December 31, 2009.

For the three months ended December 31, 2009, the Company reported a net loss of $6.7 million, compared to a net loss of $8.7 million in the three months ended December 31, 2008. For the full year ended December 31, 2009, the Company’s net loss was $25.9 million, compared to a net loss of $28.2 million for the year ended December 31, 2008. Cash and cash equivalents and marketable securities at December 31, 2009 were $9.7 million. The Company bolstered its cash position in January and February 2010 with $24.6 million in gross proceeds from an underwritten registered direct financing.

“Achillion made considerable progress this past year in advancing our pipeline of HCV assets, improving our strategic position in the HCV market,” said Michael Kishbauch, President and CEO of Achillion. “We achieved clinical proof-of-concept with ACH-1625, demonstrating the compound’s short-term safety, tolerability and an impressive viral load reduction which was sustained seven days after completion of dosing. Further, ACH-1095, a potential first-in-class NS4A antagonist, is now advancing toward an IND. Additionally, we nominated ACH-2684, a high-potency protease inhibitor from our third proprietary HCV program, as a clinical candidate. We believe Achillion is well positioned to participate in the large and important HCV market. We believe multiple compounds with distinct profiles provide Achillion with a significant advantage, as HCV is a disease in which combination therapies are anticipated to become the standard of care.”

Fourth quarter results

The Company reported a net loss of $6.7 million for the three months ended December 31, 2009, compared to a net loss of $8.7 million for the three months ended December 31, 2008. Revenue for the three months ended December 31, 2009 totaled $61,000, as compared to negative revenue of $1.3 million in the three months ended December 31, 2008. In March 2009, the Company revised its estimate of the remaining performance obligations under its collaboration with Gilead Sciences to develop compounds for use in treating hepatitis C. Accordingly, Achillion adjusted its revenue to reflect the Company’s revised estimate of its proportionate performance through December 31, 2008, resulting in negative revenue in the fourth quarter of 2008 and reflecting a non-cash reduction in amounts previously recognized as revenue under the collaboration.

Research and development expenses were $4.9 million in the fourth quarter of 2009, compared to $5.6 million for the same period of 2008. Research and development expenses were primarily related to costs incurred from late stage preclinical assessment and early clinical trials of the Company’s HCV compounds.

For the three months ended December 31, 2009, general and administrative expenses totaled $1.9 million, compared to $1.6 million in the same period in 2008, primarily due to the addition of business development personnel.

Full-year results

For the year ended December 31, 2009, the Company reported a net loss of $25.9 million, compared to a net loss of $28.2 million in 2008. Total revenues were negative $294,000 for the year ended December 31, 2009, compared to negative $234,000 for the year ended December 31, 2008. Revenues were negative due to a change in estimate of the Company’s remaining performance obligations under its collaboration agreement with Gilead Sciences.

For the year ended December 31, 2009, research and development expenses totaled $18.4 million, compared to $21.0 million in 2008. The decrease in research and development expense was primarily a result of substantial completion of clinical trials in the Company’s HIV development program, offset by increased research and clinical development costs in the Company’s HCV programs.

General and administrative expenses were $6.6 million for the year ended December 31, 2009, substantially unchanged from the year ended December 31, 2008.

2010 Financial Guidance

The Company expects that net cash used in operating activities in 2010 will be between $23 and $25 million based on current operating plans, anticipated timelines and the estimated cost of clinical trials and product development programs. The net loss per share is anticipated to range from $0.65 to $0.70 per share.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease – hepatitis C, resistant bacterial infections and HIV. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to Achillion’s expectations regarding future financial performance, the timing and duration of clinical trials, the Company’s expectations regarding the release of data from ongoing clinical trials and the Company’s performance under its collaboration agreements. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: Achillion’s ability to attract and develop potential collaboration relationships; unexpected regulatory actions or delays; uncertainties relating to results of clinical trials, including additional data relating to ongoing clinical trials, and Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

ACHN-G

- Financial results follow –

Company Contact:	Investors:
Mary Kay Fenton	Anne Marie Fields
Achillion Pharmaceuticals, Inc.	Lippert/Heilshorn & Associates, Inc.
Tel. (203) 624-7000	Tel. (212) 838-3777
mfenton@achillion.com	afields@lhai.com
Bruce Voss
Lippert/Heilshorn & Associates, Inc.
Tel. (310) 691-7100
bvoss@lhai.com

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Revenue	$61	$(1,284)	$(294)	$(234)

Operating expenses:
Research and development	4,857	5,643	18,419	21,018
General and administrative	1,876	1,635	6,553	6,546
Restructuring charges	(58)	—	274	—

Total operating expenses	6,675	7,278	25,246	27,564

Loss from operations	(6,614)	(8,562)	(25,540)	(27,798)

Other income (expense):
Interest income	2	94	172	707
Interest expense	(114)	(231)	(564)	(1,060)

Net loss	$(6,726)	$(8,699)	$(25,932)	$(28,151)

Net loss per share - basic and diluted	$(0.25)	$(0.33)	$(0.98)	$(1.42)

Weighted average shares outstanding - basic and diluted	26,673	26,386	26,537	19,812

Balance Sheets

(Unaudited, in thousands)

	December 31, 2009	December 31, 2008
Cash and cash equivalents and marketable securities	$9,712	$35,357
Working capital	2,803	24,359
Total assets	11,670	38,561
Long-term liabilities	2,906	1,361
Total liabilities	10,648	13,540
Total stockholders’ (deficit) equity	1,022	25,021